EXHIBIT 21

                         SUBSIDIARIES OF ENUCLEUS, INC.

The subsidiaries of eNucleus, Inc. as of December 31, 2004 are as follows:

Name                                Jurisdiction of Organization
------------                        ----------------------------

Financial ASPx, Inc.                         Delaware
Alliance Net, Inc.                           Delaware
Supply Chain ASPx, Inc.                      Delaware
eNucleus Pte. Ltd.                           Singapore